Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the “Agreement”), effective as of September 15, 2002 (the “Effective Date”), is entered into by and between RF Magic, Inc., a Delaware corporation having a place of business at 10182 Telesis Court, 4th Floor, San Diego, California 92121-4777, U.S.A. (“RFM”) and STMicroelectronics N.V., with its registered office at WTC Schiphol Airport, Schiphol Boulevard 265, 1118 BH Schiphol Airport, Amsterdam, the Netherlands, acting through its Swiss Branch located at 39, Chemin du Champ des Filles, 1228 Plan-les-Ouates, Geneva, Switzerland (“ST”).

Recitals

WHEREAS, ST is a global independent semiconductor company which designs, develops, manufactures and markets a broad range of integrated circuits and discrete devices based on semiconductors used in a wide variety of microelectronic applications, including telecommunication systems, computer systems, consumer products, automotive products and industrial automation and control systems.

WHEREAS, RFM is a fabless semiconductor company that designs, builds (or has built on its behalf), and sells complex, highly integrated systems-on-a-chip radio frequency integrated circuits for consumer broadband and entertainment markets.

WHEREAS, ST desires to obtain from RFM certain rights to manufacture and sell certain integrated circuits for satellite single tuners to customers of ST.

WHEREAS, RFM is willing, subject to the terms and conditions set forth below, to design the foregoing integrated circuits and develop certain hardware and software to help bring such integrated circuits into production, and is willing to deliver and license a GDSII design file for the same to ST solely for ST to manufacture and sell such integrated circuits to customers of ST.

NOW, THEREFORE, in furtherance of the foregoing recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the parties agree as follows:

Articles

1.	DEFINITIONS.

1.1 “Affiliates” shall mean a corporation or other legal entity controlling, controlled by, or under common control, now or hereafter, directly or indirectly, with ST, provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this definition “control” shall mean ownership or control, either directly or indirectly, of greater than fifty percent (50%) of the voting rights of such entity.

1.2 “Customers” means customers of ST.

1.3 “Development Plan” means the development plan for the Product as set forth in Exhibit A.

1.4 “Development Schedule” means the development schedule for the Product as set forth in Exhibit B.

1.5 “Evaluation Circuit Design” means the circuit board design developed by RFM pursuant to this Agreement for use in evaluating the functionality of Products.

1.6 “Evaluation Software” means the software developed by RFM pursuant to this Agreement to evaluate the functionality of Products relative to the Specifications, in object code only.

1.7 “Exclusive Period” has the meaning set forth in Exhibit D.

1.8 “First Commercial Production Date” means has the meaning set forth in Exhibit D.

1.9 “IC Design” means the integrated circuit design developed by RFM pursuant to this Agreement for a radio frequency integrated circuit […***…].

1.10 “IC Design File” means the […***…] database file containing the IC Design information necessary to manufacture the Mask Tooling Set.

1.11 “Intellectual Property Rights” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship, including but not limited to copyrights, moral rights and mask-works, (b) rights in and relating to the protection of trademarks, service marks, trade names and goodwill, (c) rights in and relating to the protection of trade secrets and confidential information, (d) patents, designs, algorithms and other industrial property rights and rights associated therewith, (e) other intellectual and industrial property and proprietary rights (of every kind and nature however designated) relating to intangible property that are analogous to any of the foregoing rights, whether arising by operation of law, contract, license or otherwise, and (f) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the world (including without limitation rights in any of the foregoing).

1.12 “Manufacturing Test Circuit Design” means the circuit board design developed by the RFM pursuant to this Agreement, in accordance with the Development Plan, to test the functionality of Product upon completion of the manufacturing and assembly of the Product.

1.13 “Manufacturing Test Software” means the software developed by RFM pursuant to this Agreement, and in accordance with the Development Plan, that is used to confirm functionality of the Products during final testing in the Product manufacturing process, in object code.

1.14 “Mask Tooling Set” means the collection of masks used to manufacture the layers of Products, or any portion of a Product.

1.15 “Product” means a radio frequency integrated circuit Manufactured by ST (or on behalf of ST pursuant to Section 4.1(B)) that conforms to the IC Design.

1.16 “Reference Design” means the system level circuit board design, including […***…], developed by ST pursuant to this Agreement to demonstrate the functionality of the Products.

1.17 “RFM Materials” means the Evaluation Circuit Designs, Evaluation Software, Specifications, IC Designs, IC Design Files, Manufacturing, Test Circuit Designs and Manufacturing Test Software.

1.18 “Satellite Single Tuner” means a device that enables the selection and frequency conversion of […***…].

1.19 “Specifications” means the specifications set forth in Exhibit C.

1.20 “ST Deliverables” means the demodulator software drivers needed to develop the Evaluation Software and Evaluation Circuit Design.

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1.21 “ST Existing RF Product” has the meaning set forth in Exhibit D.

2.	SCOPE OF AGREEMENT.

Prior to any exercise of any rights (including, without limitation, license rights) by an Affiliate, ST shall (a) cause such Affiliate to agree to be bound by all the terms of this Agreement to the same extent as ST is bound, and (b) provide RFM with notice of the name and legal address of each Affiliate to be included within the scope of this Agreement. ST unconditionally guarantees performance by each Affiliate of all of the obligations hereunder to the same extent ST is bound to perform under this Agreement, without prejudice to RFM’s right to seek injunctive relief for breach of this Agreement directly against such Affiliate if RFM so elects.

3.	DEVELOPMENT.

3.1 In General. In accordance with the Development Plan and Development Schedule, RFM shall use commercially reasonable efforts, at RFM’s cost and expense, to develop the: (a) IC Designs in accordance with Specifications; and (b) Evaluation Software, Manufacturing Test Software, Manufacturing Test Circuit Design and Evaluation Circuit Designs. The parties shall use commercially reasonable efforts, with each party responsible for and bearing its own costs and expenses in connection therewith, to jointly develop the Reference Design in accordance with the Development Plan and Development Schedule. ST shall use commercially reasonable efforts, at ST’s cost and expense, to develop the Mask Tooling Sets in accordance with the Development Plan and Development Schedule. Any failure to conform to Development Plan and Development Schedule shall not be deemed to be a material breach of this Agreement upon which a party may exercise termination rights under Section 9.3, unless a party fails to use commercially reasonable efforts to meet such plans and schedules. ST agrees that RFM’s ability to comply with the Development Plan and Development Schedule depends on RFM receiving reasonable cooperation and assistance from ST in accordance with RFM’s requests therefore.

3.2 Project Managers. Each party shall designate in writing to the other party a project manager (the “Project Manager(s)”) who shall serve as the primary source of communication with the other party with respect to the development activities under Section 3.1. The Project Managers shall have primary responsibility for coordinating all major decisions related to such development. Each party may replace its Project Manager from time to time, as it deems necessary or appropriate, upon written notice to the other party.

3.3 Testing and Acceptance. Within […***…] after RFM’s delivery of the IC Design File to ST, ST shall manufacture and deliver a commercially reasonable quantity of evaluation Product to RFM for evaluation testing. Upon RFM’s receipt of such Products from ST, RFM shall test such Products with the applicable Evaluation Software and in the applicable Evaluation Circuit Design to determine if the IC Design for such Products conforms to the applicable Specifications. Upon completion of such testing, RFM shall provide ST with the data from such testing (“Evaluation Data”). Upon ST’s receipt of the Evaluation Data, ST shall evaluate whether the Evaluation Data indicates that the IC Design conforms to the Specifications in all material respects. ST shall accept or reject the IC Design based on the Evaluation Data and shall give RFM written notice thereof within seven (7) calendar days after RFM’s delivery of the Evaluation Data to ST. An IC Design will be deemed accepted by ST if RFM has not received notification of rejection of such IC Design from ST within seven (7) calendar days after RFM’s delivery of the applicable Evaluation Data to ST. ST’s refusal to accept the IC Design must be reasonable, must be in writing and must be accompanied by a reasonably detailed description of the manner in which the IC Design fails to comply with the Specifications in all material respects (collectively, the “Deficiencies”) so that RFM can have the opportunity to correct the Deficiencies. If ST properly rejects the IC Design, RFM shall use commercially reasonable efforts to correct any Deficiencies and redeliver a corrected IC Design File within […***…] after RFM’s receipt of the rejection notice and the foregoing provisions set forth in this Section 3.3 shall be reapplied until the IC Design is accepted; provided, however, that upon the […***…] or any subsequent rejection, either party may terminate this Agreement upon thirty (30) calendar days prior written notice to the other party, unless the IC Design is accepted during such notice period.

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4.	LICENSES.

4.1 Licenses.

(A) Evaluation. Subject to the terms and conditions of this Agreement, RFM grants to ST and its Affiliates (subject to Article 2 above) a nontransferable (subject to Section 14.3), nonsublicenseable, nonexclusive license, under RFM’s Intellectual Property Rights in and to the Evaluation Software, Specifications and Evaluation Circuit Designs, to: (i) use and reproduce the Evaluation Software and Specifications solely to conduct evaluation testing of the Products pursuant to Section 3.3; and (ii) use the Evaluation Circuit Designs solely to conduct evaluation testing of the Products pursuant to Section 3.3.

(B) Manufacturing. Subject to the terms and conditions of this Agreement, RFM grants to ST and its Affiliates (subject to Article 2 above) a nontransferable (subject to Section 14.3), nonsublicenseable, nonexclusive license, under RFM’s Intellectual Property Rights in and to the IC Designs, IC Design Files, Mask Tooling Sets, Manufacturing Test Circuit Designs and Manufacturing Test Software, to: (i) make and have made the Products solely for sale to Customers pursuant to this Agreement (ii) use and reproduce the IC Design Files to manufacture and have manufactured the Mask Tooling Sets solely for use in accordance with this Agreement; (iii) use the Mask Tooling Sets to manufacture and have manufactured Products solely for sale, either on a standalone basis or bundled with other ST semiconductor products, to Customers solely in accordance with this Agreement, (iv) use the Manufacturing Test Circuit Designs solely to test the functionality of Products manufactured in accordance with this Agreement, and (v) use and reproduce the Manufacturing Test Software solely to test the functionality of Products manufactured in accordance with this Agreement.

(C) Sales by ST. Subject to the terms and conditions of this Agreement, RFM grants to ST and its Affiliates (subject to Article 2 above) a nontransferable (subject to Section 14.3), nonsublicenseable, nonexclusive license, under RFM’s Intellectual Property Rights in and to IC Design and IC Design File, to offer for sale, sell, and import Products, either on a standalone basis or bundled with other ST semiconductor products, solely in accordance with this Agreement.

4.2 Exclusivity and Sales Requirements.

(A) During the Exclusive Period, RFM shall not (i) sell Products, or (ii) authorize any third party to sell and/or distribute Products.

(B) For the purposes of clarification, upon the expiration or termination of the Exclusive Period, RFM may sell or appoint third parties to sell radio frequency integrated circuits that conform to the Specifications; and/or (b) buy Products from ST under the Supply Terms (as defined below). During the […***…] period immediately following the Effective Date, the parties shall negotiate in good faith the certain supply terms for ST’s supply of Product to RFM (“Supply Terms”) including, without limitation, the following terms: pricing, process qualification, order acceptance, lead times, order rescheduling, order cancellation, delivery, late deliveries, allocation, Product acceptance, ST warranties, ST support, process changes and process discontinuance.

4.3 ST License Restrictions. ST shall not itself, or through any Affiliate, agent, or third party: (a) sell, lease, license, sublicense or in any way have third parties use the RFM Materials; (b) decompile, disassemble, reverse engineer, or attempt to derive source code, as applicable, from the RFM Materials, in whole or in part, except to the extent such restriction is prohibited by applicable law and not waiveable thereunder; (c) modify or create derivative works from the RFM Materials; or (d) use the RFM Materials to provide processing services to third parties or otherwise use the RFM Materials on a service bureau basis. Except as expressly granted in this Agreement, RFM grants no license, by implication, estoppel, or otherwise to the RFM Materials.

4.4 Subject to the terms and conditions of this Agreement, ST grants to RFM a non-exclusive, revocable (only upon expiration or termination of the Agreement), non-transferable, limited, license, without the right to sublicense, to solely and only use ST Deliverables to develop the Evaluation Software and

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Evaluation Circuit Design and provide warranty and other support for the Products. RFM may terminate the foregoing license upon written notice to ST. RFM may not transfer the foregoing license without ST’s prior written consent, such consent not to be unreasonably withheld or delayed. RFM’s (an any Acquirer’s) nonperformance of its obligations to develop and deliver the Evaluation Software and Evaluation Circuit Design and to provide warranty and other support for the Products under this Agreement shall be excused if and to the extent such RFM (or Acquirer’s) nonperformance relates to ST’s refusal to transfer the foregoing license upon request. ST shall deliver or has already delivered the ST Deliverables to RFM.

4.5 Except as necessary to exercise the license rights granted in Section 4.4, RFM shall not itself, or through any agent, or third party; (a) sell, lease, license, sublicense or in any way have third parties use the ST Deliverables; (b) decompile, disassemble, reverse engineer, or attempt to derive source code, as applicable, from the ST Deliverables, in whole or in part, except to the extent such restriction is prohibited by applicable law and not waiveable thereunder; (c) modify or create derivative works from the ST Deliverables; or (d) use the ST Deliverables to provide processing services to third parties or otherwise use the ST Deliverables on a service bureau basis. Except as expressly granted in Section 4.4 above, ST grants to RFM no license, by implication, estoppel, or otherwise to the ST Deliverables.

5.	SALES ACTIVITIES AND CUSTOMER SUPPORT.

5.1 Conflict of Interest. During the Exclusive Period, ST shall not, without RFM’s prior written consent, develop, represent, promote or otherwise try to sell, license or otherwise distribute, whether directly or indirectly, any products or services that in the parties’ reasonable judgment compete with the Products, except for the ST Existing RF Product.

5.2 Product Support. ST shall have the responsibility for supporting all Products distributed under this Agreement. ST shall ensure that all Customer questions regarding the use or operation of Products are initially addressed to and answered by ST. Unless otherwise agreed in writing by RFM, ST shall not represent to any third party that RFM is available to answer questions received directly from any Customer. Without limiting the foregoing, ST also shall be responsible for (x) providing sufficient information to RFM for RFM to duplicate any reported error related to the design in the Products; and (y) providing reasonably cooperation and full information between the parties in the furnishing of support for the Products.

6.	MASK TOOLING SET.

6.1 Manufacture. ST shall manufacture, at its own expense, the Mask Tooling Sets.

6.2 Mask Proprietary Rights. Except for the license granted under Section 4.1(B), RFM shall own all Intellectual Property Rights in and to the Mask Tooling Sets. Subject to the foregoing, ST shall own title to the tangible Mask Tooling Sets, provided that such Mask Tooling Sets shall be used solely for the benefit of RFM in accordance with this Agreement. The Mask Tooling Set shall be treated as RFM’s Confidential Information in accordance with Article 12. ST agrees that the Mask Tooling Set will at all times contain RFM’s trademark, mask work, and copyright notices. Upon expiration or termination of this Agreement (subject only to any ST right to fulfill purchase orders pursuant to Section 9.4(B), and in such case, upon expiration of such rights), ST shall destroy the Mask Tooling Sets and certify in writing (by an authorized officer of ST) that the Mask Tooling Sets have been destroyed pursuant to this Section 6.2.

7.	PROPRIETARY RIGHTS.

7.1 RFM. Except for the licenses expressly granted by RFM to ST pursuant to Article 4, RFM and/or its licensors shall own all right, title and interest in and to the Evaluation Circuit Design, Evaluation Software, Manufacturing Test Software, Specifications, IC Design, IC Design File and Manufacturing Test Circuit Design (“RFM Owned Materials”), including any Intellectual Property Rights therein. RFM and/or its licensors shall own all Intellectual Property Rights in and to the Mask Tooling Sets. Provided, however, that RFM’s ownership of the Evaluation Software shall not be deemed to give RFM any ownership in any ST Deliverables including the Intellectual Property Rights therein, even though such ST Deliverables may be used with the Evaluation Software or the Evaluation Circuit Design.

7.2 ST. Subject to Section 7.1, ST shall own all of right, title and interest in and to the Reference Design, including any Intellectual Property Rights therein.

7.3 Proprietary Notice. Each party shall reproduce and shall not remove, alter, cover or obfuscate any all patent, copyright, trademark, and other proprietary notices contained in or on the RFM Materials, ST Deliverables or other materials that are provided by a party to the other.

8.	ROYALTIES AND PAYMENT.

8.1 Royalties. In consideration for the licenses granted by RFM to ST pursuant to this Agreement, ST shall pay RFM the royalty fees (“Royalties”) set forth in Exhibit D.

8.2 Reporting. Within […***…] after the end of each calendar quarter, ST shall provide to RFM a written report that will contain at minimum the total number of Products sold, the total number of Products for which royalty payment shall be made, the amounts invoiced for such Products; and the dates such Products were sold by ST and the Affiliates during such quarter.

8.3 Payment. Within […***…] after the end of each calendar quarter, ST shall pay RFM all Royalties due for such quarter. ST shall pay all Royalties in full even if ST has not received payment from its Customers. All references to “dollars,” “U.S. $” or “$” shall mean United States dollars, and all payment under this Agreement shall be made in U.S. dollars.

8.4 Late Payments. Fees not paid when due shall accrue late charges at a rate of […***…] per month, or the maximum rate allowed under law, whichever is lower, from the date such payment was due until the date paid.

8.5 Taxes. All payments made under this Agreement do not include any taxes, duties or charges of any kind imposed by any federal, state, or local governmental entity. When RFM has the legal obligation to collect and remit such taxes, excluding only taxes based solely on RFM’s net income, the appropriate amount shall be due upon invoice to ST unless ST provides RFM with a valid tax exemption certificate authorized by the appropriate taxing authority. All payments by ST shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to RFM shall be the sole responsibility of ST. ST shall provide RFM with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by RFM to establish that such taxes have been paid.

8.6 Audit Rights. During the term of this Agreement and for […***…] thereafter, ST shall maintain complete and accurate books and records with respect to the sale of Products, or otherwise pertaining to the payment of fees hereunder (“ST Records”). RFM may have an independent auditor, on at least seven (7) calendar days prior notice to ST, audit the ST Records, provided that such audits shall not be performed more frequently than […***…] period. Any such audit must be performed during normal business hours and conducted in such a manner as not to interfere with the ordinary conduct of ST’s business. The auditor conducting such audit must execute an appropriate confidentiality agreement with respect to ST’s non-public and proprietary information. The audit will be at RFM’s cost and expense, unless, however, such audit reveals an underpayment of […***…] or more for the period audited, then ST shall immediately pay the shortage (including interest pursuant to Section 8.4) and the costs and expenses of such audit. The auditors will report to RFM only upon whether the royalties paid to RFM by ST were or were not correct, and if incorrect, what are the correct amounts for the royalties. ST shall be supplied with a copy of or sufficient extracts from any report prepared by the auditors.

8.7 Product Pricing. ST must list Products as a separate line item on all ST price lists and any purchase orders or invoices related to Products. For the avoidance of doubt, RFM acknowledges and agrees that no royalty shall be due to […***…]. No royalty will accrue for […***.].

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9.	TERM AND TERMINATION.

9.1 Term. This Agreement will commence on the Effective Date and shall continue for a term of […***…], unless earlier terminated as set forth Herein. The Agreement shall renew automatically for additional terms of one (1) year unless either party gives written notice of its intent to terminate at least ninety (90) calendar days prior to the expiration of the then-current term.

9.2 Termination for Failure to Invest. If ST fails to purchase […***…] pursuant to mutually agreed upon terms on or before June 2, 2003, RFM may, at its option and election, terminate this Agreement effective upon written notice to ST.

9.3 Termination for Cause. Either party may terminate this Agreement upon written notice If (i) the other party materially breeches any term or condition of this Agreement and fails co cure such breach within thirty (30) calendar days alter receiving written, notice of such breach, or (ii) the other party becomes the subject of any voluntary or involuntary proceeding under the applicable bankruptcy or insolvency laws and such proceeding is not dismissed within sixty days after the other party’s receipt of written notice of such proceeding.

9.4 Effect of Termination or Expiration.

(A) Return of Materials. Within thirty (30) calendar days after the expiration or termination of this Agreement (subject only to any ST right to fulfill purchase orders pursuant to Section 9.4(B), and in such case, upon expiration of such rights), each party will return all Confidential Information of the other party in its possession or control for shipment or, upon the other party’s request, destroy such information. Within thirty (30) calendar days of a written request by the other party, an officer of each party shall certify to the other party that all copies of Confidential Information of the other party received hereunder have been returned or destroyed pursuant to this Section 9.4(A).

(B) Outstanding Purchase Orders. If ST terminates this Agreement pursuant to Section 9.3, ST shall have […***…]. If RFM terminates this Agreement pursuant to Section 9.3, ST may […***…].

9.5 Survival. Notwithstanding any expiration or termination of this Agreement, all payment obligations incurred prior to expiration or termination shall survive, and the following provisions shall survive: 1 (Definitions), 2 (Scope of Agreement), 4.3 (ST License Restrictions), 6.2 (Mask Proprietary Rights), 7 (Proprietary Rights), 8 (Royalties and Payment), 9.4 (Effect of Termination), 9.5 (Survival), 10.3 (Disclaimer), 11 (Indemnification), 12 (Confidentiality), 13 (Limitation of Liability) and 14 (Miscellaneous). In addition, if RFM terminates this Agreement pursuant to Section 9.2, Section 4.1 shall survive solely as necessary for ST to exercise its rights under Section 9.4(B). All other rights and licenses granted hereunder will cause upon expiration or termination.

10.	LIMITED WARRANTIES AND DISCLAIMER.

10.1 Limited Warranties. Each party represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action on the part of each party; provided, however, that the foregoing shall not be construed as representation or warranty that the exploitation or the use of any RFM Materials does not infringe or misappropriate any third party rights. As of the Effective Date, RFM warrants to ST that, to its knowledge, the IC Design does not infringe any third party Intellectual Property Rights. During the […***…] period immediately following the First Commercial Production Date, RFM warrants to ST that the IC Design shall conform to the Specifications in all material respects.

10.2 Remedy. If the IC Design does not conform as expressly warranted in the last sentence of Section 10.1, RFM shall use reasonable efforts to modify such IC Design so that it complies with such warranty

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and reimburse ST for any actual direct costs incurred by ST in manufacturing replacement Products that conform to such modified IC Design; provided that, upon RFM’s request, ST provides RFM with reasonable documentation showing such costs. THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF RFM, AND THE EXCLUSIVE REMEDY OF ST IF DURING THE […***…] PERIOD IMMEDIATELY FOLLOWING THE FIRST COMMERCIAL PRODUCTION DATE THE IC DESIGN DOES NOT CONFORM TO THE SPECIFICATIONS IN ALL MATERIAL RESPECTS.

10.3 Disclaimer. EXCEPT FOR THE WARRANTIES GRANTED UNDER SECTION 10.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER HEREOF, IN CONNECTION WITH THIS AGREEMENT. EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

11.	INDEMNIFICATION.

11.1 Subject to Section 11.3 and the terms of this Agreement, RFM shall indemnify and hold ST and ST’s Affiliates, (hereafter referred as “ST Indemnities”) harmless against and shall pay all damages fully awarded by a court of competent jurisdiction, including reasonable attorneys’ fees, resulting from any suit, complaint, demand, action by a third party against ST Indemnities to the extent such suit, complaint, demand, or action alleges that the RFM Materials infringe the Intellectual Property Rights of a third party (“ST Infringement Claim”), provided that: (i) ST gives written notice to RFM within ten (10) business days after receipt of written notice of such ST Infringement Claim (provided that ST’s failure to provide such notice will relieve RFM of its indemnification obligations only if and to the extent that such failure prejudices RFM’s ability to defend the ST Infringement Claim), (ii) ST allows RFM at its expense through attorneys of its own choice, to exclusively defend and/or control the defense of any ST Infringement Claim, and (iii) upon RFM request, ST shall provide full information, cooperation, and assistance in such investigation and defense, and is reimbursed by RFM for all the reasonable costs incurred in collaborating in such investigation and defense, including trial and any appeals. ST may also participate, at its option and at its own expense, in such defense. No settlement of a ST Infringement Claim that involves a remedy other than payment of money by RFM shall be agreed to and entered into without the consent of ST, whose consent shall not be unreasonably withheld or delayed.

11.2 Without limiting the indemnification obligation set forth in Section 11.1 above, if it is determined, or if RFM reasonably believes, that the RFM Materials or any portion thereof infringes any third party intellectual property right, then RFM may, at its option and expense: (i) procure for ST the right to continue using such RFM Materials or portion thereof in accordance with this Agreement; (ii) replace RFM Materials or portion thereof with a substantially similar non-infringing alternative; or (iii) modify such RFM Materials with at least functionally equivalent modification so that ST’s use becomes non-infringing. RFM will not be liable for any costs or expenses incurred by ST or for any costs of replacement items, without RFM’s prior written authorization.

11.3 RFM shall have no liability under Section 11.1 for any claim of infringement based on (i) modification of the RFM Materials other than by RFM, (ii) use of other than the current version of the RFM Materials despite the fact that RFM has offered to ST a modification or replacement of the RFM Materials and granted to ST a reasonable period of time to implement such new version of the RFM Materials in the applicable Products, (iii) the combination or use of the RFM Materials furnished hereunder with materials not furnished or authorized in writing by RFM if such infringement would have been avoided by use of the Indemnified Materials alone, or (iv) the use of the RFM Materials in violation of the licenses granted by RFM in Section 4.1 above.

11.4 Subject to Section 11.5 and the terms of this Agreement, ST shall indemnify and hold RFM harmless against and shall pay all damages finally awarded by a court of competent jurisdiction, including reasonable attorneys’ fees, to the extent resulting from: (A) act that would be excluded from RFM’s indemnity obligations pursuant to subsections (i), (ii), (iii) and/or (iv) of Section 11.3 above, or (B) any suit, complaint. demand, action by a third party against RFM alleging that the ST Deliverables infringe the Intellectual Property

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Rights of a third party, provided that: (i) RFM gives written notice to ST within ten (10) business days after receipt of written notice of a claim (provided that RFM’s failure to provide such notice will relieve ST of its indemnification obligations only if and to the extent that such failure prejudices ST’s ability to defend the claim); (ii) RFM allows ST at its expense through attorneys of its own choice, to exclusively defend and/or control the defense of the claim; and RFM shall provide full information. cooperation, and assistance in such investigation and defense, and is reimbursed by ST for all the reasonable costs incurred in collaborating in such investigation and defense, including trial and any appeals, provided that such RFM may also participate, at its option and at its own expense, in such defense.

11.5 ST shall have no liability under Section 11.4 for any claim of infringement based on (i) modification of ST Deliverables other than by ST; (ii) use of other than the current version of the ST Deliverables despite the fact that ST has offered to RFM a modification or replacement of the ST Deliverables and granted to RFM a reasonable period of time to implement use of such ST Deliverables pi scant to this Agreement, (iii) the combination or use of the ST Deliverables with or other materials if such infringement would have been avoided by use of the ST Deliverables alone, or (iv) the use of the ST Deliverables in violation of the license granted by ST in Section 4.4 above.

11.6 Exclusive Remedy. THE FOREGOING PROVISIONS OF THIS ARTICLE 11 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF EACH PARTY, AND THE SOLE AND EXCLUSIVE REMEDY OF THE OTHER PARTY, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, MASK WORK RIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT OR BREACH OF ANY INTELLECTUAL PROPERTY NON-INFRINGEMENT WARRANTY.

12.	CONFIDENTIALITY.

12.1 Definition. As used in this Agreement, the term “Confidential Information” means (a) any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature, (b) oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing parry, within thirty (30) calendar days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party, and (c) information otherwise reasonably expected to be treated in a confidential manner under the circumstances of disclosure. Notwithstanding the foregoing, all pricing terms in this Agreement and RFM Materials shall be deemed Confidential Information of RFM.

12.2 Obligations. Neither party shall use any Confidential Information of the other party for any purpose except as expressly set forth in this Agreement or otherwise authorized in writing in advance by the other party. Neither party shall disclose any Confidential Information of the other party to third parties or to such party’s employees, except to those employees of the receiving party who are required to have the information in order for the receiving party to perform its obligations under this Agreement. Each party agrees, that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own confidential information of a similar nature and shall ensure that its employees and contractors who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content at least as protective of the other party’s Confidential Information as the provisions hereof prior to any disclosure of Confidential Information to such employees or contractors. Each party may disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement will be treated as Confidential Information of the other party.

12.3 Exceptions. Notwithstanding the above, neither party shall have any obligations under this Article 12 with regard to any Confidential Information of the other party which: (a) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiving party; (b) can be documented as previously known by the receiving party prior to disclosure thereof by the disclosing party; (c) is disclosed with the prior written approval of the disclosing party; (d) was independently developed by the receiving party without any use of the disclosing party’s Confidential Information; or (e) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights. Nothing in this Agreement shall prevent the receiving party from disclosing Confidential Information to the extent the receiving party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the receiving party shall: (x) assert the confidential nature of the Confidential Information to such agency; (y) immediately notify the disclosing party in writing of such agency’s order or request to disclose; and (z) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

12.4 Authorized Disclosure. Notwithstanding the provisions of this Article 12, each party may disclose the terms of this Agreement (a) in connection with the requirements of an initial public offering or securities filing; (b) in confidence, to accountants, banks, and financing sources and their advisors; (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (d) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

12.5 Remedies. Each party agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

13. LIMITATION OF LIABILITY. EXCEPT FOR ANY BREACH OF SECTION 4.3 OR 12, AND EXCEPT FOR ANY INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, DOWNTIME OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND ARISING UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT FOR ANY BREACH OF SECTION 4.3 OR 12, IN NO EVENT SHALL ST’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED […***…].

EXCEPT FOR ANY BREACH OF SECTION 4.3 OR 12, IN NO EVENT SHALL RFM’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED […***…].

THE FOREGOING LIMITATIONS IN THIS ARTICLE 13 SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED IN THIS AGREEMENT.

14. MISCELLANEOUS.

14.1 Inherently Dangerous Applications. The IC Design and IC Design File are not designed or authorized for use in the manufacture of Products for use in life support appliances, devices, or systems where malfunction of a Product can reasonably be expected to result in a personal injury or for use in aviation, nuclear or any other inherently dangerous application. ST and its customers using or selling Products for use in such applications do so at their own risk.

14.2 Joint Press Release. Subject to Section 12, neither party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent.

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14.3 Assignment. Neither party may assign or otherwise transfer this Agreement or any rights under this Agreement, in whole or in part, whether voluntarily or by operation of law without the other party’s prior written consent. Notwithstanding the foregoing, REM shall have the right to assign, whether voluntarily or by operation of law, without prior written consent in the event of a transfer of all or substantially all of RFM’s business or assets whether by asset acquisition, merger, consolidation or otherwise (“Acquisition”). Notwithstanding any other provision in this Agreement, in the event RPM assigns this Agreement in connection with an Acquisition to a third party (“Acquirer”): […***…]. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of this Section 14.3 will be null and void.

In the event of […***…], ST would have the option to terminate this Agreement upon written notice to RFM within […***…]; provided that any such termination would only take effect […***…] (“Option”). If ST exercises the Option, Section 5.1 would terminate; provided, however, that during the Exclusive Period, ST would not, without RFM’s prior written consent, sell or otherwise distribute, whether directly or indirectly, any products that in the parties’ reasonable judgment compete with the Products.

14.4 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York and the United States of America, without reference to conflict of laws principles and without regard to the United Nations Convention on Contracts for the International Sales of Goods.

14.5 Dispute. The parties shall attempt in good faith to resolve any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof (“Dispute”). Any Dispute not resolved by mutual agreement pursuant to the foregoing sentence within a period of sixty (60) days after the date of delivery of first written notice of the Dispute from one party to the other party describing the Dispute in reasonable detail will be submitted by the parties to binding arbitration before an arbitral tribunal consisting of three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitration tribunal, including all staff, all witnesses, and any permitted attending non-parties, shall be legally bound by agreements and/or orders to prevent disclosure of any information which may be disclosed to them in connection with arbitration proceedings conducted under this Section 14.5. The arbitration shall take place in the city of New York, New York, United States of America in the English language and according to the Rules of Arbitration of the ICC. The arbitrators shall apply the laws of the State of New York and the United States of America, without reference to conflict of laws principles, to the merits of the dispute and in all cases shall decide in accordance with the terms of this Agreement. The arbitral decision and award shall be final and binding. The arbitral decision and award shall be final and binding and shall deal with the questions of costs of arbitration an all matters related thereto. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.6 Subcontractor. RFM has the right to use third party contractors to exercise its rights and fulfill its obligations under this Agreement.

14.7 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner, franchisor, franchisee or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other. ST shall not purport to take on any obligation or responsibility, or make any representations, warranties, guarantees or endorsements to anyone, on behalf of RFM including, without limitation, relating to Products.

14.8 Severability and Headings. If any term, condition or provision of this Agreement is held to be invalid, unlawful or unenforceable to any extent by a court of competent jurisdiction, then the parties agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the parties’ intent and to be bound by mutually agreed substitute provision. If the parties fail to agree on such an amendment, such invalid

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term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law. Headings used in this Agreement are provided for convenience only, and shall not in any way affect the meaning or interpretation of this Agreement.

14.9 Negotiated Terms. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

14.10 No Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

14.11 Force Majeure. Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties (“Force Majeure Event”). Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded. The party affected by Force Majeure Event shall inform promptly the other party in writing of the Force Majeure Event’s occurrence, anticipated duration and cessation.

14.12 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

14.13 U.S. Export Control. ST understands and acknowledges that RPM is subject to regulation by agencies of the U.S. Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of RFM to provide RFM Materials or any media in which any of the foregoing is contained, as well as any other technical information and assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. ST agrees to cooperate with RFM, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. ST warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time.

14.14 Compliance with Laws. ST shall at all times conduct its efforts hereunder in strict accordance with all applicable laws, rules, policies, directives and regulations.

14.15 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth below. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, seven (7) calendar days after deposit in the mail as set forth above, or two (2) calendar days after delivery to an overnight air courier service.

STMicroeletronics N.V.	RF Magic Inc.
39, Chemin du Champ des Filles	10182 Telesis Court, 4th Floor
1228 Plan-les-Ouates	San Diego, California 92121-4777
Geneva, Switzerland	Attention:
Attention: General Counsel

With a copy to:	With a copy to

STMicroelectronics, Inc.	RF Magic Inc.
1310 Electronics Drive, MS 2346	10182 Telesis Court, 4th Floor
Carrollton, Texas 75006	San Diego, California 92121-4777
Attention: General Counsel	Attention:

14.16 Entire Agreement. This Agreement (including the Exhibits, Appendices, and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgment or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

14.17 Execution in Counterparts. This Agreement and any Exhibits hereto may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Agreement as of the Effective Date.

RF Magic, Inc.	STMicroelectronics N.V.

/s/ Mark H. Foley	/s/ Mr. Geyees
Signature	Signature

Mark H. Foley	Mr. Geyees
Printed Name	Printed Name

CEO and President	Corporate Vice President
Title	Title

June 2, 2003
Date	Date

EXHIBIT A

DEVELOPMENT PLAN

[None]

1

EXHIBIT B

DEVELOPMENT SCHEDULE

[None]

1

EXHIBIT C

SPECIFICATIONS

[…***…]

***Confidential Treatment Requested

EXHIBIT D

EXISTING RF PRODUCT, ROYALTIES AND EXCLUSIVE PERIOD

ST EXISTING RF PRODUCT: “ST Existing RF Product” means […***…].

ROYALTIES:

For each Product sold by ST to a third party, ST shall pay RFM the Royalties for such Product.

“Royalties” means, with respect to each Product shipped or otherwise delivered by ST to a third party, the greater of (i) […***…], or (ii) […***…] for such Product.

“Minimum Royalty” means, with respect to each Product, […***…].

“Gross Margin” means, with respect to each Product, Gross Sales minus Product Price.

“Product Cost” means, the calendar year price set forth in the table below […***…].

[

2003	[…***…]
2004	[…***…]
2005 and thereafter	[…***…]

]

“Gross Sales” means, with respect to each Product, the total amount invoiced to third parties for such Product by ST or its Affiliates.

ST and its Affiliates shall use reasonable efforts to maximize Gross Sales for the Products. […***…].

During the Exclusive Period, if ST in good faith believes, with respect to a particular sale of Products to a Customer, that: (i) […***…]; and (ii) […***…], then ST shall be entitled to request that RFM reduce the effective Minimum Royalty on such Products to ST for such Customer. […***…].

EXCLUSIVE PERIOD:

“Exclusive Period” means, collectively, the Initial Restriction Period and any Additional Restriction Period.

“Initial Restriction Period” means […***…].

“Additional Restriction Period” means the […***…] period immediately following the expiration of the Initial Restriction Period; provided, however, that […***…].

Notwithstanding any other provision in his Agreement, the Exclusive Period shall immediately and automatically terminate in the event (i) […***…].

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